Exhibit 10.1

EMPLOYMENT, RETIREMENT AND CONSULTING AGREEMENT

          This agreement (the “Agreement”), dated as of the Effective Date specified below, is by and between Janus Capital Group Inc., a Delaware corporation (the “Company”) and R. Timothy Hudner (the “Executive”). The Company and Hudner shall sometimes be collectively referred to as the “Parties.”

Recitals

     1. Executive has been employed by the Company pursuant to an Employment Agreement dated as of January 1, 2003 (the “Employment Agreement”) and a Change of Control Agreement dated as of February 10, 2003 (the “Change of Control Agreement”).

     2. Executive and the Company desire to modify their relationship to provide for a change in Executive’s reporting relationship and duties, his retirement, and consulting by Executive following his retirement.

     3. Accordingly, Executive and the Company have entered into this Agreement to set forth the terms and conditions of their relationship following the Effective date, and thereby to supercede in their entirety the Employment Agreement and Change of Control Agreement.

Agreement

     In consideration of the following obligations, the parties agree as follows.

     1. Effective Date and Retirement Date. The “Effective Date” shall mean October 5, 2004. At a time thereafter determined by the Company in its reasonable discretion, the Company shall announce as a retirement Executive’s resignation from the Company effective as of June 30, 2005 (the “Retirement Date”); provided that the Company shall consult with Executive concerning the content of any such announcement, but shall have the right in its reasonable discretion to formulate the contents thereof; and provided further that the Company shall have the absolute right to comply with the advice of its counsel concerning the manner in which the Company discloses Executive’s resignation and the other matters encompassed by this Agreement, and the timing of such announcement.

     2. Employment Period. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company on the terms and subject to the conditions of this Agreement, for the period commencing on the Effective Date and ending on the Retirement Date or such earlier date as Executive’s employment is terminated as provided herein (the “Employment Period”).

     3. Terms of Employment and Consulting.

          (a) Position and Duties.

               (i) During the Employment Period: (A) the Executive shall serve as the Chief Executive Officer of Capital Group Partners, Inc. (“CGP”) and will be appointed as a member and the Chairman of CGP’s board of directors (which appointment and the number of members of the board shall be in accordance with, and subject to, CGP’s bylaws), with duties, authorities and responsibilities commensurate with such titles and offices; and (B) the Executive’s services shall primarily be performed in Denver, Colorado, although Executive agrees to travel to the extent reasonably necessary to perform his duties hereunder. Except as otherwise specifically provided in this Agreement, Executive shall be deemed to have resigned from all offices, directorships and other positions with the Company and its affiliates, including internal Company management committee memberships, as of the Effective Date.

               (ii) During the Employment Period Executive shall report to the Company’s Chief Executive Officer (“CEO”) and may, at Executive’s election, serve as a member of the Company’s Executive Committee or the successor body, if any, thereto. During the Employment Period, Employee’s job duties shall encompass only matters relating to CGP, excepting only such incidental tasks as may be assigned to him from time to time by the Company’s CEO. If during the Employment Period the Company sells or otherwise disposes of CGP or substantially all of the operating assets thereof (a “CGP Disposition”), the parties’ rights and responsibilities hereunder shall not be discharged or amended thereby, provided that following such CGP Disposition Executive agrees to perform such executive-level duties relating to the Company’s business as may reasonably be assigned to Executive by the Company’s CEO. Notwithstanding any other provision of this Agreement, neither changes in Executive’s role, responsibilities and/or authority that relate to a CGP Disposition, nor Executive’s anticipation of any such change, shall constitute Good Reason under Section 4(c), below. Further, upon any CGP Disposition, Executive’s rights under Section 4(c), below shall terminate and Executive shall not thereafter have any right to resign Executive’s employment for Good Reason, except as provided in Section 6, below.

               (iii) During the Employment Period, and excluding any periods of disability and vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his attention and time during normal business hours to the business and affairs of the Company and CGP as directed or specified by the Company’s CEO, and, to the extent necessary to discharge the Executive’s responsibilities hereunder, to use the Executive’s reasonable best efforts to perform such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees; provided that such service must be disclosed to and approved by the Company in advance, pursuant to Company policy, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions; provided that such engagements must be disclosed to and approved by the Company in advance, pursuant to Company policy and (C) manage personal investments; all so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; and, in the case of Executive’s management of Executive’s personal investments, so long as all such investment management activities comply with the Company’s personal trading policies and, otherwise, with applicable law. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company; provided that in all events Executive shall comply with all Company policies and procedures relating to personal investment activities, irrespective of when implemented.

               (iv) As of the Retirement Date, Executive shall retire from employment with the Company, and shall be deemed to have resigned from all positions with the Company and all affiliates thereof, including without limitation employment, membership on boards of directors, and committee memberships. Thereafter, Executive shall not be deemed an employee of the Company or any affiliate, and except as provided in Section 5(e) shall not be entitled to participate in any employee benefit or fringe benefit program of any kind.

               (v) During the period beginning on July 1, 2005 and ending on December 31, 2005 (the “Consulting Period”), Executive shall serve as a consultant to the Company’s CEO on an as-needed, as-requested basis. During the Consulting Period, Executive shall not be expected to report regularly to work at any Company facility, but agrees that, upon reasonable advance notice and upon the Company’s undertaking to reimburse Executive for Executive’s reasonable expenses relating thereto, Executive will travel at the Company’s request to the extent reasonably necessary to perform the consulting services contemplated by this Agreement. During the Consulting Period, the Company shall exercise reasonable efforts to avoid conflicts between such consulting services and Executive’s personal and other business commitments, and Executive shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner, notwithstanding Executive’s personal and other business commitments.

          (b) Compensation.

               (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) payable in cash at the rate of $350,000 per year. The Annual Base Salary shall be payable in installments, consistent with the Company’s payroll procedures in effect from time to time, provided that such installments shall be no less frequent than monthly.

               (ii) Consulting Fee. During the Consulting Period, the Company shall pay the Executive a consulting fee (the “Consulting Fee”) of $29,166.67 per month (paid and taxable as wages), payable in cash in equal installments no less frequently than semi-monthly. Executive acknowledges and agrees that during the Consulting Period he will be an independent contractor, not an employee, and that, therefore, the Company will not withhold any payroll, FICA, FUTA or other taxes of any kinds from the Consulting Fee. Executive agrees to pay all taxes of any kind that are payable in connection with the Company’s payment of, and/or Executive’s receipt of, the Consulting Fee, as and when such taxes become due. Executive also agrees to indemnify, defend and hold harmless the Company, its affiliates, and their respective officers, directors, employees and agents from and against all claims asserted by any taxing authority relating to or arising from Executive’s failure to report the Consulting Fee as income or to pay taxes on that income as required by law, including without limitation unpaid taxes, interest, penalties, and attorneys’ fees and costs incurred in responding to any taxing authority’s assessment or claim pertaining to the Consulting Fee.

               (iii) Annual Bonus.

                    (A) At the same time the Company pays members of its Executive Committee their Annual Bonuses in respect of their work in 2004, the Company shall pay Executive in cash a “2004 Annual Bonus” in an amount equal to $700,000 multiplied by the percentage that is the average of the multiplier used to calculate the Annual Bonus of the five most highly compensated Company executive officers who receive a variable or floating Annual Bonus payment (excluding, however, for purposes of this calculation, all members of the Company’s investment management team); provided that in no event shall the 2004 Annual Bonus be less than $560,000.

                    (B) On the Retirement Date, the Company shall pay the Executive a “2005 Annual Bonus” in cash equal to $700,000.

               (iv) Long-Term Incentive Compensation. Executive shall not be eligible to receive any further awards under the Company’s Long-Term Incentive (“LTI”) Plan.

               (v) Incentive, Savings and Retirement Plans. During the Employment Period, but not thereafter, the Executive shall be entitled to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case on terms and conditions no less favorable than the terms and conditions generally applicable to the executives who sit on the Company’s Executive Committee or, if applicable, the successor body thereto (collectively, “Peer Executives”).

               (vi) Welfare Benefit Plans. During the Employment Period, but not thereafter, the Executive and the Executive’s spouse and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) on terms and conditions no less favorable than the terms and conditions generally applicable to Peer Executives. Notwithstanding the foregoing, Executive shall be eligible, upon the terms and conditions set forth in Section 5(b) and (e), below, to continued participation in certain employee benefits plans following the termination of his employment.

               (vii) Expenses. During the Employment Period and Consulting Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s most favorable policies, practices and procedures in effect for the Peer Executives.

               (viii) Fringe Benefits. During the Employment Period, but not thereafter, the Executive shall be entitled to fringe benefits on the same basis as those provided generally at any time thereafter to the Peer Executives.

               (ix) Vacation. During the Employment Period, but not thereafter, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect for the Peer Executives, but in no event less than four weeks.

     4. Termination of Employment.

          (a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.

          (b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

               (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or its representative, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and which gives the Executive a reasonable opportunity to cure the deficiency noted therein; or

               (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

               (iii) conviction of a felony (other than a traffic related felony) or guilty or nolo contendere plea by the Executive with respect thereto; or

               (iv) a material breach by the Executive of any material provisions of this Agreement; or

               (v) a willful violation of any regulatory requirement, or of any material Company policy or procedure, that is demonstrably injurious to the Company; or

               (vi) Executive’s failure to obtain or maintain, or inability to qualify for, any license required for the performance of Executive’s material job responsibilities, or the suspension or revocation of any such license held by the Executive.

No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive his good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) (a “Two-Thirds Board Vote”), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), (iii), (iv), (v) or (vi) above, and specifying the particulars thereof in detail.

          (c) Good Reason. Except as provided in Section 3(a)(ii), above, during the Employment Period, the Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive:

               (i) a material and non-temporary reduction in Executive’s authority or duties (other than one occurring or anticipated in connection with a CGP Disposition), that changes the fundamental character of Executive’s job to such an extent as to constitute a de facto demotion, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice hereof given by the Executive as provided in Section 4(d), below; or

               (ii) the Company’s requiring the Executive to be based at any office or location other than the Denver, Colorado metropolitan area; or

               (iii) any failure by the Company to comply with and satisfy Section 3(b) of this Agreement, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice hereof given by the Executive as provided in Section 4(d), below; or

               (iv) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iv) shall not affect the Executive’s ability to terminate employment for Good Reason.

          (d) Sunset on Right to Terminate for Good Reason. If circumstances arise giving Executive the right to terminate Executive’s employment for Good Reason, the Executive shall within 30 days notify the Company in writing of the existence of such circumstances, and the Company shall have an additional 30 days after such notice within which to investigate and remedy the circumstances, after which 30 days the Executive shall have an additional 30 days within which to exercise the right to terminate for Good Reason. If Executive does not timely do so the right to terminate for Good Reason shall lapse and be deemed waived, and the Executive shall not thereafter have the right to terminate for Good Reason unless further circumstances occur giving rise independently to a right to terminate for Good Reason, in which case the provisions of this Section 4(d) shall once again apply, but in which case no consideration shall be given to other, prior circumstances that precipitated a notice by Executive of a purported right to terminate for Good Reason.

          (e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not constitute a waiver of any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

          (f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days after such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive, and (iv) if not terminated prior thereto, the Retirement Date.

     5. Obligations of the Company upon Termination.

          (a) Upon any termination of Executive’s employment, the Company shall pay to the Executive, in a lump sum in cash within 3 business days after the Date of Termination, the Executive’s Annual Base Salary through the Date of Termination, all to the extent not yet paid as of the Date of Termination.

          (b) Severance Benefit. If, during the Employment Period, (i) the Company terminates the Executive’s employment other than for Cause or death, or (ii) the Executive terminates his employment for Good Reason pursuant to Section 4(c)(i)-(v), then conditioned upon Executive’s execution (and if applicable non-revocation) of a legal release in the form attached hereto as Exhibit A:

               (i) within 5 business days after the Date of Termination, the Company shall pay to the Executive, in a lump sum, in cash, an amount equal to all Annual Base Salary that would have been paid to Executive by the Company between the Date of Termination and the Retirement Date, together with the 2004 Annual Bonus and 2005 Annual Bonus, all to the extent not yet paid as of the Date of Termination; and

               (ii) for the period commencing on the Date of Termination and ending on the third anniversary thereof, the Company shall continue to provide the benefits described in Section 3(b)(vi) to the Executive and his spouse and dependents on the same basis such benefits were provided to the Executive immediately prior to the Effective Date (collectively “Welfare Benefits”); and

               (iii) any unvested cash and equity long-term incentive award or other incentive awards granted to the Executive by the Company (collectively, “Retention and Incentive Awards”) shall immediately vest and/or be paid, as applicable, in full and, notwithstanding any contrary provision of the Company’s Long-Term Incentive Plan (“LTI Plan”) or any related stock option award agreement, all stock options granted to the Executive by the Company shall, from and after such vesting, remain exercisable for the remainder of their respective ten-year terms; and

               (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 7); and

               (v) Executive and the Company shall honor their respective obligations under Section and 3 (a)(v) and 3(b)(ii), above, with respect to consulting by Executive, except that the Consulting Period shall begin on the Date of Termination and end 180 days thereafter.

          (c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits (as defined in Section 7) and shall provide the Welfare Benefits to the Executive’s spouse and dependents for a three-year period commencing as of the Date of Termination, and shall have no other severance obligations under this Agreement. In addition, all Retention and Incentive Awards shall be treated as described in Section 5(b) (iii). The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and the Executive’s estate and /or beneficiaries shall be entitled to receive, benefits at least equal to death benefits as in effect on the date of the Executive’s death with respect to comparable executive of the Company and their beneficiaries.

          (d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, the Company shall be required only to pay to the Executive (i) his Annual Base Salary through the Date of Termination, and (ii) the Other Benefits (as defined in Section 7), in each case to the extent theretofore unpaid.

          (e) As of the Retirement Date. If the Executive’s employment shall terminate on the Retirement Date, then conditioned upon Executive’s execution (and if applicable non-revocation) of a legal release in the form attached hereto as Exhibit A: all Retention and Incentive Awards shall immediately vest and/or be paid, as applicable, in full and, notwithstanding any contrary provision of the LTI Plan or any related stock option award agreement, all stock options granted to the Executive by the Company shall, from and after such vesting, remain exercisable for the remainder of their respective ten-year terms; the Company shall pay to the Executive his Annual Base Salary through the Retirement Date and, as specified in Section 3(b)(iii)(B) above, pay Executive the 2005 Bonus; and the Company shall provide the Welfare Benefits as specified in Section 5(b)(ii). Such payments and the vesting of such Retirement and Incentive Awards, shall fully and forever discharge the Company’s obligations to

Executive, excepting only the Company’s obligations under paragraphs 3(a)(v), 3(b)(ii) and 11 of this Agreement.

          (f) Excise Tax. Notwithstanding any other language to the contrary in this Agreement or in this Section 5, the Company shall not be obligated to pay and shall not pay that portion of any payment or distribution in the nature of compensation within the meaning of Section 280G(b)(2) of the Code to the benefit of the Executive otherwise due or payable the Executive under this Agreement or this Section 5 if that portion would cause any excise tax imposed by Section 4999 of the Code to become due and payable by the Executive.

     6. Change of Control.

          (a) For purposes of this Agreement, “Change of Control” shall mean:

               i. An acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 6(a); or

               ii. A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 6(a)(ii), that any individual who becomes a member of the Board subsequent to the effective date hereof, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other accrual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

               iii. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity (“Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company or any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination; and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting form such Business Combination; or

               iv. The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

     For purposes of this definition, “person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

          (b) Notwithstanding Section 3(a)(ii), above, or any other provision of this Agreement, in the event of a Change of Control, the Executive may at his option resign for Good Reason and upon doing so shall be entitled to the Severance Benefit specified in Section 5(b), above, as, when and on the conditions specified therein.

     7. Non-exclusivity of Rights. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any affiliate for which the Executive may qualify. Amounts that are vested benefits, which consist of any compensation previously deferred by the Executive, or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any affiliate at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding any other provision of this Agreement, the Executive shall not be entitled to receive any payments or benefits under any severance program other than those that are described and anticipated under this Agreement.

     8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to any lawful indebtedness owed by the Executive to the Company, and to any valid legal claim for set-off or recoupment. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

     9. Restrictive Covenants.

          (a) The Executive acknowledges that his employment as a senior officer of the Company creates a relationship of confidence and trust between the Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company and its clients. The Executive further acknowledges the highly competitive nature of the business of the Company. Accordingly, it is agreed that the restrictions contained in this Section 9 are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions would cause substantial and irreparable injury to the Company.

          (b) During the Executive’s employment with the Company, and for a period of one year following the Date of Termination for any reason, the Executive shall not (nor shall the Executive cause, encourage or provide assistance to, anyone else to):

               (i) Interfere with any relationship which may exist from time to time between the Company, or any affiliate of the Company, and any of its employees, consultants, agents or representatives; or

               (ii) Employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company, or any person who was employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company within the two-year period immediately preceding the Executive’s termination; or

               (iii) Solicit directly or indirectly on behalf of the Executive or a Competitive Business, the customer business or account of any investment advisory or investment management client to which the Company or any affiliate of the Company shall have rendered service during the one-year period immediately preceding the Executive’s termination; or

               (iv) Directly or indirectly divert or attempt to divert from the Company or any affiliate of the Company any business in which the Company or any affiliate of the Company has been actively engaged during the term hereof or interfere with any relationship between the Company, or any affiliate of the Company, and any of its clients.

So long as the Executive’s actions during the Consulting Period are in furtherance of the consulting services contemplated by Section 3(a)(v) and in accordance with the instructions or authority provided by the Company’s CEO, such actions by the Executive will not be deemed in breach of the restrictive covenants set forth in this Section 9.

          (c) “Competitive Business” means any business that provides investment advisory or investment management services, printing fulfillment, or related services. For the purposes of this Section 9, “affiliate” means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company.

          (d) If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Section 9 is unenforceable, it is the intention of the parties that this Section 9 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 9 in the jurisdiction of the court that has made the adjudication.

          (e) The Executive acknowledges that the restrictive covenants of this Section 9 are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by the Executive of any of those covenants, and that the Executive’s continued employment is predicated on the commitments undertaken by the Executive pursuant to this Section 9. In the event any of the covenants of this Section 9 are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by the Executive or by any person or persons acting for or with the Executive in any capacity whatsoever.

     10. Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     11. Indemnification and Directors and Officers’ Insurance.

          (a) The Company shall indemnify the Executive to the fullest extent permitted under law from and against any expenses (including but not limited to attorneys’ fees, expenses of investigation and preparation and fees and disbursements of the Executive’s accountants or other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Executive in connection with any proceeding in which the Executive was or is made party or was or is involved (for example, as a witness) by reason of the fact the Executive was or is employed by the Company.

          Such indemnification is subject to:

               (i) the indemnifying party promptly receiving written notice that a claim or liability has been asserted or threatened (“Notice of Claim”);

               (ii) the indemnified party providing reasonable cooperation and assistance in the defense or settlement of a claim; and

               (iii) the indemnifying party being afforded the opportunity to have the sole control over the defense or settlement of such claim or liability.

Unless within ten days after receiving the Notice of Claim, the indemnifying party notifies in writing the indemnified party of its intent to defend against such claim or liability, the indemnified party may defend, settle and/or compromise any such claim or liability, and be indemnified for all losses resulting from such defense, settlement and/or compromise. Any indemnified party also may participate in such defense at its own cost and expense.

Such indemnification shall continue as to the Executive during the Employment Period and for ten years from the Date of Termination with respect to acts or omissions which occurred prior to his cessation of employment with the Company and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all costs and expenses incurred by him in connection with any proceeding covered by this provision within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

          (b) The Company agrees to continue and maintain directors’ and officers’ liability insurance policies covering the Executive to the extent that the Company provides such coverage for its other executive officers. Such insurance coverage shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company with respect to acts or omissions that occurred prior to his cessation of employment with the Company. Not withstanding the foregoing, however, if the Company shall cease to maintain directors’ and officers’ liability insurance policies covering the Executive and other executive officers by reason of: (i) a consolidation, merger, sale or other reorganization of the Company; (ii) any person or entity or group of persons or entities acting in concert acquiring management control of the Company; or (iii) the insurers providing such insurance canceling or refusing to renew such insurance, then the Executive shall have coverage only to the extent provided in any run-off policies extending the period during which the Company or the Executive may give the insurers notice of a claim under the termination directors’ and officers’ liability insurance policies. The Company shall take all reasonable actions to ensure that it obtains such run-off policies and that such run-off policies extend the claims reporting period through any applicable statutes of limitations, but nothing in this section shall obligate the Company to obtain extraordinary insurance coverage for the Executive. Insurance contemplated under this Section 11(b) shall inure to the benefit of the Executive’s heirs, executors and administrators.

     12. Cooperation in Proceedings. The Company and Executive agree that they shall fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during his employment with the Company, or that concerns any matter of which Executive has information or knowledge (collectively, a “Proceeding”). Executive’s duty of cooperation includes, but is not limited to: (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (ii) appearing at the Company’s request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company’s duty of cooperation includes, but is not limited to providing Executive and his counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Executive in any Proceeding. In addition, Executive agrees to notify the Company’s General Counsel promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Executive of any requests for information or testimony that it receives relating to Executive. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.

     13. Legal Releases.

          (a) Executive, on his own behalf and on behalf of his heirs, personal representatives, executors, administrators and assigns, knowingly and voluntarily releases and forever discharges the Company and its affiliates and any of their respective parents, subsidiaries and affiliates, together with all of their respective past and present directors, members, managers, officers, shareholders, Trustees, partners, employees, agents, attorneys and servants, and each of their affiliates, predecessors, successors and assigns (collectively, the “Company Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, that Executive or his heirs, executors, administrators, or assigns ever had, now have, or may hereafter claim to have against any of the Company Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the Effective Date, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body. This release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship with the Company or any of the Company Releasees, or his resignation therefrom, or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Company Releasees; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section 13(a) shall not extend to (i) any rights arising under this Agreement; (ii) any rights relating to or arising from any Retention and Incentive Award; or (iii) any claim or claims that the Executive may have against the Company as of the Effective Date of which it is not aware as of the Effective Date because of willful concealment by the Company.

Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters released in this Section 13(a).

          (b) The Company, on its own behalf and on behalf of its current and past parents, subsidiaries and affiliates and each of their predecessors, successors and assigns, knowingly and voluntarily releases and forever discharges Executive and his heirs, personal representatives, executors, administrators and assigns, (collectively, the “Executive Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, that the Company, its current and past parents, subsidiaries and affiliates and each of their predecessors, successors and assigns ever had, now have, or may hereafter claim to have against any of the Executive Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the date hereof, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body. This release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship with the Company, or his separation therefrom, or arising under any statute or regulation, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section 13(b) shall not extend to: (i) any rights arising under this Agreement; (ii) any claim or claims against Executive relating to or arising from any issue or matter that is the subject matter of the regulatory investigations commenced in July 2003 and/or ongoing related civil litigation; or (iii) any claim or claims that the Company may have against Executive as of the Effective Date of which it is not aware as of the Effective Date because of willful concealment by Executive. The Company, on its own behalf and on behalf of its current and past parents and subsidiaries, and each of their predecessors, successors and assigns, represents that it has not commenced or joined in any claim, charge, action or proceeding whatsoever against Executive arising out of or relating to any of the matters released in this Section 13(b). The Company, on its own behalf and on behalf of its current and past parents and subsidiaries, and each of their predecessors, successors and assigns, further agrees that it will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against Executive for any of the matters released in this Section 13(b).

          (c) In order to provide a full and complete release, each of the Parties understands and agrees that this Agreement is intended to include all claims, if any, covered under this Section 13 that such Party may have and not now know or suspect to exist in his or its favor against any other Party and that this Agreement extinguishes such claims. Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the party being released.

     14. Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company,

If to the Company:	Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206
Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith, Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) (i) — (v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) From and after the Effective Date this Agreement shall supersede the Employment Agreement and the Change of Control Agreement, which shall hereafter be of no further force or effect.

          (g) All payments made by the Company under this Agreement will be subject to legally required tax and other withholdings.

          (h) In the event of any dispute relating to or arising from this Agreement, Executive shall bear all costs and attorney’s fees up to Ten Thousand ($10,000) and shall not be entitled to payment or reimbursement of such fees or costs by the Company. With respect to attorneys’ fees and costs incurred by Executive in connection with such a dispute in excess of

$10,000, the Company agrees to pay as incurred (within 15 days following the Company’s receipt of an invoice from the Executive and proof of Executive’s payment of the foregoing $10,000 attorney’s fees and costs), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof unless the Executive’s claim is determined by a court to have been frivolous or made in bad faith, in which case the Executive shall make prompt reimbursement of such fees and expenses to the extent already paid by the Company and received by the Executive) relating to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code, as amended. For purposes of clarifying the limitations of this Section 14(h), the Executive acknowledges and agrees that he will not be entitled to the payment of any attorneys’ fees or expenses incurred on or after the Effective Date from any claims, disputes, rights or obligations relating to or arising from any prior agreement or arrangement between the Company and/or its affiliates and Executive (including without limitation the Employment Agreement and Change of Control Agreement), except as provided for in Section 11 of this Agreement.

          (i) All disputes relating to or arising from this agreement shall be tried only in the state or federal courts situated in the Denver, Colorado metropolitan area.

          (j) Whenever consent of a Party is required hereunder, such consent shall not be unreasonably withheld. If consent is not given or rejected in ten (10) business days after written request therefore, it shall be deemed given.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE		JANUS CAPITAL GROUP INC.

/s/ R. Timothy Hudner		By:	/s/ Steven L. Scheid

Date:	October 6, 2004	Date:	October 6, 2004

EXHIBIT A

Supplemental Legal Release

     This Supplemental Legal Release (“Supplemental Release”) is between Janus Capital Group Inc. (the “Company”) and R. Timothy Hudner (“Executive”) (each a "Party,” and together, the “Parties”).

Recitals

     A. Executive and the Company are parties to a Employment, Retirement And Consulting Agreement to which this Supplemental Release is appended as Exhibit A (the “Transition Agreement”).

     B. Executive wishes to receive the Severance Benefit described Section 5(b) or Section 5(e) of the Transition Agreement.

     C. Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Final Effective Date defined below.

Agreement

     The Parties agree as follows:

     1. Confirmation of Severance Benefit Obligation. The Company shall pay or provide to the Executive the entire Severance Benefit, as, when and on the terms and conditions specified in the Transition Agreement.

     2. Legal Releases

          (a) In consideration of the Severance Benefit and the Company’s other covenants and agreements contained herein, Executive, on his own behalf and on behalf of his heirs, personal representatives, executors, administrators and assigns, knowingly and voluntarily releases and forever discharges the Company and its affiliates and any of their respective parents, subsidiaries and affiliates, together with all of their respective past and present directors, members, managers, officers, shareholders, partners, employees, agents, attorneys and servants, and each of their affiliates, predecessors, successors and assigns (collectively, the “Company Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which against them Executive or his heirs, executors, administrators, or assigns ever had, now have, or may hereafter claim to have against any of the Company Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the date hereof, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body. This release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship with the Company or any of the Company Releasees, or his separation therefrom, or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of

1991, Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Company Releasees; provided, however, that notwithstanding the foregoing or anything else contained in this Supplemental Release, Executive’s release shall not extend to (i) any rights arising under the Transition Agreement; (ii) any rights arising under any grant, plan or agreement pursuant to which the Company granted Executive any of the Retention and Incentive Awards (as defined in the Transition Agreement), the provisions of which are incorporated by this reference to the extent not inconsistent with this Supplemental Release; (iii) any benefits or claims for benefits with respect to the Welfare Benefits (as defined in the Transition Agreement) accrued as of the date hereof; and (iv) any rights arising under COBRA. Executive represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees arising out of or relating to any of the matters released in this Paragraph 2(a). Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters released in this Paragraph 2(a).

          (b) In consideration of Executive’s release set forth in Paragraph 2(a), above, and Executive’s other covenants and agreements contained herein, the Company, on its behalf and on behalf of all Company Releasees, hereby forever releases and discharges Executive and his heirs, executors, administrators and assigns from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which against Executive or his heirs, executors, administrators, or assigns the Company or any Company Releasee ever had, now have, or may hereafter claim to have by reason of any matter, cause or thing whatsoever from the beginning of time through the date hereof, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body; provided, however, that notwithstanding the foregoing or anything else contained in this Supplemental Release, the release under this Section 2(b) shall not extend to any rights arising under the Transition Agreement or to any claim against Executive arising from: (i) Executive’s knowing and intentional commission of a felony crime involving fraud and relating to his employment with the Company; (ii) a breach of fiduciary duty relating to Executive’s employment with the Company that renders Executive ineligible for indemnification pursuant to Section 11 of the Transition Agreement; or (iii) Executive’s knowing and intentional violation of any federal or state law regulating insider trading relating to his employment with the Company. The Company represents that neither it nor any Company Releasee has commenced or joined in any claim, charge, action or proceeding whatsoever against Executive arising out of or relating to any of the matters released in this Paragraph 2(b). The Company further agrees that neither it nor any Company Releasee will seek or be entitled to any recovery in any claim, charge, action or proceeding whatsoever against Executive for any of the matters released in this Paragraph 2(b).

          (c) In order to provide a full and complete release, each of the Parties understands and agrees that this Supplemental Release is intended to include all claims, if any,

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covered under this Paragraph 2 that such Party may have and not now know or suspect to exist in his or its favor against any other Party and that this Supplemental Release extinguishes such claims. Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the party being released.

          (d) Executive acknowledges that he consulted with an attorney of his choosing before signing this the Transition Agreement and this Supplemental Release, and that the Company provided him with no fewer than twenty-one (21) days during which to consider the provisions of the Transition Agreement and this Supplemental Release and, specifically the release set forth at Paragraph 2(a), above, although Executive may sign and return the Supplemental Release sooner if he so chooses. Executive further acknowledges that he has the right to revoke this Supplemental Release for a period of seven (7) days after signing it and that this Supplemental Release shall not become effective until such seven (7)-day period has expired (the “Final Effective Date”). Executive acknowledges and agrees that if he wishes to revoke this Supplemental Release, he must do so in writing, and that such revocation must be signed by the Executive and received by the Company in care of its Chief Operating Officer no later than 5 p.m. (Mountain Time) on the seventh (7th) day after Executive has signed this Supplemental Release. Executive acknowledges and agrees that, in the event that he revokes this Supplemental Release, he shall have no right to receive the Severance Benefit. Executive represents that he has read this Supplemental Release, including the release set forth in Paragraph 2(a), above, affirms that this Supplemental Release and the Transition Agreement provide him with benefits to which he would not otherwise be entitled, and understands its terms and that he enters into this Supplemental Release freely, voluntarily, and without coercion.

     3. Executive acknowledges that he has received all compensation to which he is entitled for his work up to his last day of employment with the Company, and that he is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Severance Benefit.

     4. Executive agrees that the only thing of value that he will receive by signing this Supplemental Release is the Severance Benefit.

     5. The Parties agree that their respective rights and obligations under the Transition Agreement shall survive the execution of this Supplemental Release.

[SIGNATURES FOLLOW]

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NOTE:   DO NOT SIGN THIS SUPPLEMENTAL LEGAL RELEASE UNTIL AFTER EXECUTIVE’S FINAL DAY OF EMPLOYMENT.

JANUS CAPITAL GROUP INC.	EXECUTIVE

By:

R. Timothy Hudner

Date:	Date:

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